Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP. 610 Fifth Ave New York, NY 10020

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts Chief Financial Officer (212) 521-4344		Robert Maffei Investor Relations Manager (973) 428-2098

Brainerd Communicators Brad Edwards or Denise Roche (212) 986-6667
Thursday, February 14, 2008
EMERSON RADIO CORP. REPORTS FISCAL 2008 THIRD QUARTER RESULTS
PARSIPPANY, N.J. — February 14, 2008 — Emerson Radio Corp. (AMEX:MSN) today reported financial results for its fiscal third quarter ended December 31, 2007.
Net revenues for the third quarter of fiscal 2008 were $75.8 million, compared to $89.3 million during the third quarter of fiscal 2007. Third quarter fiscal 2007 net revenues included a one-time sale of $12.3 million to a distributor associated with a holiday promotion with one of the Company’s major customers. Net revenues for the third quarter of fiscal 2008 included higher sales volumes of its microwave oven and clock radio lines, partially offset by lower sales volumes of several Emerson branded audio product lines and the iPod® compatible product category. Themed product sales also declined in the third quarter of fiscal 2008, primarily as a result of the discontinuance of Nickelodeon® themed products, partially offset by sales of Mattel® themed products which began in the quarter ended March 31, 2007, which were dampened in the current quarter by a $2.9 million sales return allowance the Company recorded for a product return made by one long time distribution partner. The Company is reserving for the complete return, as it works to place the returned inventory elsewhere within its customer base.

The Company’s operating loss for the third quarter was $1.7 million compared to operating income of $6.0 million during the same period last year. The decrease was due to the lower revenues in the period coupled with lower margins in several audio categories and higher legal and freight expenses. Net income for the third quarter of fiscal 2008 was $1.1 million or $.04 per diluted share, compared to net income of $3.7 million or $.14 per diluted share, in the prior year period. Net income for the third quarter of fiscal 2008 benefited from a $1.0 million recovery to income related to the final settlement with the California Franchise Tax Board regarding the Company’s previously disclosed liability for California franchise taxes for years 1979-1990.
“Our results for the third quarter, while disappointing, primarily stem from a non recurring sale in the prior year’s third quarter which makes the comparison to prior year difficult, and a one-time return allowance in the current quarter. Overall, our business continues to generate cash on an annual basis, which is a noteworthy accomplishment in the current retail environment,” said John Spielberger, President of North American Operations. “We continued to benefit from the diversification of our product portfolio into Home Appliances, which is our fastest growing product category with 92% year-over-year growth this quarter. Specifically in this category, we are seeing strong demand for our microwaves and wine coolers, which increased 42% year-to-date, as well as two new product categories, toaster ovens and compact refrigerators. Looking ahead, we remain focused on re-energizing our product lineups and offerings and improving operational efficiency, while leveraging our core strengths including strong retailer relationships, respected brand and a reputation for value and reliability to position Emerson for growth. We are also enthusiastic about the prospects for our recently announced agreement in principle with ADCOM, LLC to form a joint venture that we expect to close in the current quarter.”
Conference Call Details
Emerson Radio will conduct a conference call to discuss the Company’s fiscal third quarter financial results. The details of the call are as follows:

Date and Time:	Friday, February 15, 2008 at 10:00 a.m. Eastern
Dial-in number US:	866-825-1709
Dial-in number International:	617-213-8060
Pass Code:	98540588

To access a live Web cast of the conference call, please go to the Investor Relations section of the Emerson Radio Web site at www.emersonradio.com.
A conference call replay will be available from February 15, 2008 at 12:00 p.m. Eastern through February 22, 2008 at 11:59 p.m. Eastern.

Replay Number US: Replay Number International: Pass Code:	888-286-8010 617-801-6888 22910893
About Emerson Radio Corp.
Emerson Radio Corporation (AMEX:MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, worldwide, a variety of consumer electronics and home appliances including microwaves and wine coolers, clock radios, full lines of televisions and other video products, and audio and home theater products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s ability to obtain a waiver from its lender and its ability to maintain its AMEX listing. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three months ended December 31		Nine months ended December 31,
	2007	2006	2007	2006
Net revenues
Net revenues	$75,543	$89,339	$185,969	$244,168
Net revenues-related party	246	—	370	—

	75,789	89,339	186,339	244,168

Costs and expenses:
Cost of sales	68,191	64,344	164,832	177,920
Cost of sales-related party	232	—	232	—
Cost of sales-related party purchases	—	12,148	—	33,090
Other operating costs and expenses	1,434	1,330	4,778	4,355
Selling, general and administrative expenses (exclusive of non-cash compensation shown below)	7,623	5,402	17,907	16,208
Acquisition costs incurred	—	—	—	21
Non-cash compensation, net of recoveries	28	83	(159)	138

	77,508	83,307	187,590	231,732

Operating income (loss)	(1,719)	6,032	(1,251)	12,436
Gain on sale of building	—	—	854	—
Gains on foreign exchange forward contracts	515	—	515	—
Interest (expense), net	(76)	(457)	(72)	(564)
Interest income-related party	—	—	163	—

Income (loss) before income taxes	(1,280)	5,575	209	11,872
Provision (benefit) for income taxes	(2,394)	1,880	1,937	3,792

Net income (loss)	$1,114	$3,695	$(1,728)	$8,080

Net income (loss) per share
Basic	$0.04	$0.14	$(0.06)	$0.30
Diluted	$0.04	$0.14	$(0.06)	$0.30
Weighted average shares outstanding
Basic	27,130	27,097	27,125	27,080
Diluted	27,136	27,117	27,125	27,121

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2007	March 31, 2007(A)
	(Unaudited)
Cash and cash equivalents	$20,395	$1,851
Cash securing bank loans	—	3,000
Foreign exchange forward contracts	279	—
Accounts receivable	26,470	19,375
Due from affiliates	797	24,690
Inventory	33,110	32,463
Deferred tax assets	5,071	5,737
Other current assets	4,629	4,912

Total current assets	90,751	92,028
Property, plant and equipment, net	1,474	2,492
Other assets	6,701	4,888

Total assets	$98,926	$99,408

Current liabilities	26,810	24,845
Long-term borrowings	136	651
Other long term debt	50	25
Shareholders’ equity	71,930	73,887

Total liabilities and equity	$98,926	$99,408

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the Securities and Exchange Commission in June 2007 and amended in July 2007.